                                    EXHIBIT 2
                                    ---------

PRESS RELEASE

     FUTUREMEDIA PLC ANNOUNCES Q3 FISCAL 2003 RESULTS - REVENUE GROWTH 42%,
                    OPERATING LOSS DOWN BY 36% YEAR ON YEAR

ARUNDEL, U.K., APRIL 22, 2003 -- E-learning solutions provider Futuremedia PLC (Nasdaq:FMDAY) today announced financial results for the 3-month period ending January 31, 2003. The Company's financial year ends on April 30.

For the three-month period ending January 31, 2003, the Company reported revenues of GPB 343,000 ($570,000), an increase of GPB 146,000 or 42% compared to Q3 2002. The operating loss for the quarter was GPB 286,000 ($475,000), representing a reduction of GPB 159,000 or 36% compared to Q3 2002.

During the period, the Company has taken a one-time charge of GPB 117,000 in connection with the sale of its headquarters premises in Arundel, England. Following the sale, the Company plans to relocate to leasehold premises for which it is currently negotiating. The proceeds have been used to reduce the debt position. A further loss was incurred due to adverse currency movements, bringing the net loss for the period to GPB 422,000, compared to GPB 450,000 in Q3 2002.

Mats Johansson, CEO of Futuremedia, said: "During the period we were able to sign important contracts with both new and existing customers, further demonstrating the effectiveness of our strategy and our ability to provided high quality products and services to all types of companies and organisations. Although corporate IT spending remains subdued, our order book is well filled. We also plan to start development of our third generation Learning Management System, building on the success of the current version. At the same time, further efforts are underway to strengthen our balance sheet."

As announced previously, the Company is appealing Nasdaq's determination to delist its securities. The delisting has been stayed pending Nasdaq's decision on the appeal. Further updates will be provided as additional information becomes available.

 Summary results (unaudited):
 (Amounts in Pounds except where noted otherwise)

 Quarter to Quarter to Year to Year to

                                     Jan 31,
             ------------------------------------------------------------------------------------
                       2003                             2002           2003              2002
             -------------------------------         ----------     ----------         ----------
 Revenues         343,000   ($570,000)                197,000         960,000          666,000
 Operating
  Costs           629,000 ($1,045,000)                642,000         1,632,000        2,405,000
 Operating
  Loss            286,000   ($475,000)                445,000         672,000          1,739,000
 Net Loss         422,000   ($710,000)                450,000         831,000          1,729,000
Weighted
  shares          50,820,570                          29,648,374      50,820,570       29,648,374
Loss per
  Share           0.008     ($0.013)                  0.015           0.016            0.058

ABOUT FUTUREMEDIA PLC

Futuremedia PLC (est. 1983) is a Solutions Provider in the growing eLearning market with 20 years experience in the interactive media field supplying products and services to industrial and commercial business sectors and government, mainly in the UK and Continental Europe.

The Company has a proven track record in providing knowledge and training via Solstra, its proprietary Learning Management System which in its largest application has a capacity for 240,000 users. Incorporated within its principal operation headquartered in the UK, Futuremedia's Professional Services team identify and specify client requirements and Futuremedia's Content Studio then design and develop custom content for clients' needs. The Futuremedia Library unit specifies and administers any content required from its comprehensive range of third party products. The Solstra Team deploy Futuremedia's own Learning Management System enabling training to be rapidly administered, delivered and progress tracked.

Futuremedia's customers include Royal Mail, Syngenta, BUPA and BT. Training content from partners SmartForce, Centra Software, SkillSoft and NETg is supplied and supported. Futuremedia can be found on the Web at http://www.futuremedia.co.uk.

"SAFE HARBOR" STATEMENT UNDER SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934

This press release contains forward-looking statements related to future results and speaks only of the Company's expectations as of the date hereof. Such statements include discussions concerning the Company's future financial performance, the future performance of the Company's products and the public market for the Company's securities, and involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include the early stage of the Internet and intranet learning and communications market, the management of growth, the ability of the Company to develop and successfully market new products, its ability to raise additional funds, rapid technological change and competition, and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based. All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners. All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

CONTACT:

          Futuremedia Investor Relations:
          Mats Johansson
          Tel.: +44(0)1243-555 000
          E-mail: ir@futuremedia.co.uk

          Futuremedia Press Information:
          Kay Phelps
          Tel.:  +44(0) 7710-043 244
          E-mail: kay.phelps@btinternet.com